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Exhibit 10.10

[Letterhead of Stewart & Stevenson LLC]

February 2, 2011

Mr. Stephen Fulgham
1005 S. Shepherd Dr. #808
Houston, TX 77019

Dear Steve,

I'm pleased to confirm our agreement to revise the terms of your employment, for an initial period of five years, as Chief Executive Officer at Stewart & Stevenson LLC set forth in my letter of December 16, 2010 as follows:

  1.
  You will receive a one-time cash bonus of $850,000.

  2.
  You will receive 275,000 Stewart & Stevenson restricted equity units immediately upon the finalization of the Company's plans for an Initial Public Offering, which we plan to complete in 2011.

  3.
  Your annual base salary in fiscal year 2011 will be $1 million and $1.6 million thereafter.

  4.
  You will participate in all benefit plans available to senior executives of the Company.

  5.
  In addition, you will be granted an award of 800,000 options vesting at the rate of 200,000 annually subject to the achievement of performance measures established by the Board of Directors. These awards will become fully vested in the event of your death or if you become incapacitated.

Please confirm your acceptance of these revised terms which nullify the terms and conditions specified in my letter of December 16, 2010, by signing a copy of this letter and returning it to me.

With my warmest good wishes,

Sincerely,
/s/ Hushang Ansary Hushang Ansary
Confirming my acceptance of the above.
/s/ Stephen Fulgham Stephen Fulgham

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  Exhibit 10.10